Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2008

•	Fourth Quarter 2008 Revenue:	$880 million; down 7%
•	Fourth Quarter 2008 Operating Income:	$86 million; down 11%*
•	Fourth Quarter 2008 EPS:	41 cents vs. 42 cents*

•	Full Year 2008 Revenue:	$3.73 billion; up 7%
•	Full Year 2008 Operating Income:	$358 million; down 3%*
•	Full Year 2008 EPS:	$1.56 vs. $1.55*

*     4Q 2008 includes a $3.1 million pretax charge to write down the value of certain trailing equipment held for sale.

4Q 2007 includes an $8.4 million pretax charge to write down the value of certain assets held for sale.

LOWELL, ARKANSAS, January 29, 2009 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced fourth quarter 2008 net earnings of $53.3 million, or diluted earnings per share of 41 cents vs. 2007 fourth quarter earnings of $54.3 million, or 42 cents per diluted share.  Financial results for the current quarter include a $3.1 million pretax charge, or $0.02 per diluted share, to write down to estimated fair value, certain trailing equipment held for sale.  Fourth quarter 2007 results reflected an $8.4 million pretax charge, or $0.04 per diluted share, to write down to estimated fair value, certain assets (tractors and trailing equipment) held for sale.

Total operating revenue for the current quarter was $880 million, a 7% decline, compared with the $945 million for the fourth quarter 2007.  Intermodal (JBI) volumes increased by approximately 7%, resulting in a small increase in segment revenue and Integrated Capacity Solution’s (ICS) revenue rose by 67%.  Those increases were offset by declining fuel surcharge revenues in all segments and a softening of customer demand. Current quarter operating revenue, excluding fuel surcharges, declined 6%, compared with the same period of 2007.

Operating income for the current quarter declined to $86 million vs. $96 million for fourth quarter 2007.  These results reflect pretax charges of $3.1 million in 2008 and $8.4 million in 2007, as discussed above.  All of these charges were recognized in the Truck business segment. Net interest expense declined approximately $8.5 million during the current quarter, compared with the same period of 2007, primarily due to a refund of interest paid to the IRS from the 1999 tax case settlement, lower accrued interest on uncertain tax positions and the reduction of outstanding debt.  The effective income tax rate was 35.8% in 2008 vs. 35.5% in 2007.

Substantially all of the tractors that were held for sale and written down to estimated fair value at December 31, 2007 were sold or traded during 2008.  Approximately 120 of those tractors remain on hand at December 31, 2008 and are expected to be sold or traded during 2009.  Approximately 980 trailers which were held for sale and written down to estimated fair value at December 31, 2007 were still on hand at December 31, 2008.  These trailers are also expected to be sold or traded in 2009.  An additional group of approximately 1,100 trailers was designated as held for sale and written down to estimated fair value at December 31, 2008.  These trailers should be sold or traded during 2009.

“Flat years, as defined by net earnings, are certainly never our goal.  However, we are quite pleased that we were able to sustain our earnings in the face of an extremely difficult environment.  Our clear strategy over the last few years has been to reduce our exposure to the more cyclical, capital intensive segments of the freight market.  At the same time, we have expanded in segments where we believed we could offer our customers a differentiated service at the best value.

Strategy alone, of course, is only the beginning.  We have a great team of people who understand and embrace our strategy and know how to execute our businesses.  Their performance, combined with our focused strategy, not only allowed us to preserve earnings but to pay off $280 million of debt during the year.

It is not clear to us how long the challenging economic environment will persist.  But we are confident our strategy is sound, our Company is financially strong, and our people will continue to execute at the highest levels our customers have come to expect from us,” said Kirk Thompson, JBHT President and CEO.

Segment Information:

Intermodal (JBI)
•	Fourth quarter 2008 Segment Revenue:	$488 million; up 1%
•	Fourth quarter 2008 Operating Income:	$61.9 million; down 20%

Our JBI segment was not immune to the slowing freight environment during the current quarter. However, an 87.3% operating ratio is extraordinary, given the strong economic headwinds we faced.  JBI load volume was up approximately 7% during the current quarter, with our fast growing Eastern network still growing at approximately 46%, year over year.  Fourth quarter operating income was negatively impacted by lower peak season revenue, as well as slightly lower asset utilization.  We added 2,176 containers during the current quarter, ending the year with 39,161.

Additional significant investments were made during 2008 to update and expand our dray fleet, ending the year with 18% more tractors than a year ago.  This has helped reduce our reliance on contracted third-party dray services, resulting in lower costs and improved service.  Container additions for 2009 will depend on new business awards resulting from first and second quarter bids.  Shippers are still looking to convert over-the-road freight to intermodal.  Our customer base increased by more than 16% during the past year, which is a testament to customers who recognize our expertise in converting time sensitive truck loads to intermodal.

Dedicated Contract Services (DCS)
•	Fourth quarter 2008 Segment Revenue:	$211 million; down 12%
•	Fourth quarter 2008 Operating Income:	$25.1 million; up 11%

While DCS revenue declined 12% during the current quarter, compared to the same period last year, we were pleased with the quality and direction of the business segment’s performance given current economic conditions.  Excluding the effect of fuel surcharges, revenue declined 9%; however, revenue per truck per week increased 2%.  Average trucks declined 547 units to 4,619 units in the fourth quarter 2008 vs. the fourth quarter 2007.  The decline in truck count was primarily due to proactive reductions in existing fleet sizes; from changes in our customers’ business demand and from continued reductions in our generic “capacity oriented” dedicated business.  Customer fleet contraction will likely continue until a change occurs in the demand cycles within our customers’ business.  To offset this declining component of our revenue, we plan to continue developing new business consistent with our expertise in performing more difficult and specialized dedicated delivery services.

Operating income increased $2.5 million, compared with the fourth quarter 2007.  Timing effects exist in the relationship between fuel and fuel surcharge revenues.  Fuel surcharge programs are in place with every DCS contract; unlike the traditional truckload business, our fuel programs perform as a breakeven component of our

DCS model over any material fuel-price cycle.   We have also executed continued reductions in other cost categories; specifically labor, depreciation and safety.  This disciplined approach to cost management delivered improved operating income for the current quarter.  During this period of fleet adjustment, due to the recessionary economy, our overall cost management allowed us to maintain our operating income and margin performance over the course of 2008.

Truck (JBT)
•	Fourth quarter 2008 Segment Revenue:	$129 million; down 34%
•	Fourth quarter 2008 Operating Income:	$(4.4) million; vs. $(5.1) million*

*Includes a $3.1 million pretax charge in 2008 and an $8.4 million pretax charge in 2007 to   write down the value of certain assets held for sale.

JBT revenue for the current quarter declined 34%, compared with the fourth quarter 2007.  We have continued to right-size our tractor fleet according to customer demand, which resulted in a reduction of 650 tractors, compared with the tractor count at the end of the fourth quarter 2007.  Our fleet ended the quarter at 3,330 tractors.  JBT operating results for the current quarter include a $3.1 million pretax charge to write down to estimated fair value certain trailing equipment held for sale.

The quarter lacked a traditional fall peak, and demand continued to soften due to economic uncertainty.  JBT experienced downward rate pressure as many shippers sought lower pricing and competitors set prices below their costs to help maintain asset utility.

JBT’s total maintenance expense increased from 7.7% of operating revenues in the fourth quarter 2007 to 10.1% in the current quarter.  On a per-mile basis, maintenance expense increased 33%, primarily due to an aging tractor fleet that we are not replacing given the lack of reasonable financial returns.

Compared to the same quarter a year ago, our average length of haul decreased 9.2%, while revenue per load decreased only 7.5%.  Partly due to our shorter length of haul, revenue per loaded mile, excluding fuel surcharges, increased 2.2% compared to the fourth quarter 2007.  Unlike the third quarter 2008, when spot pricing improved significantly, soft demand forced our own spot pricing downward in the current period. However rates, excluding fuel charges, from consistent shippers improved slightly.

Integrated Capacity Solutions (ICS)
•	Fourth quarter 2008 Segment Revenue:	$60 million; up 67%
•	Fourth quarter 2008 Operating Income:	$3.4 million; up 88%

ICS revenue increased 67% from the fourth quarter 2007 and 3% from the third quarter 2008.  We continued to see steady volume increases throughout the current quarter, with load volumes increasing 23% from the third quarter 2008.  Due primarily to declining diesel prices during the current quarter, our total revenues grew at a slower rate than load volume.  However, fourth quarter net operating revenue (gross revenue less purchased transportation) and operating income increased 24% and 10%, respectively, from the third quarter 2008.  Current quarter net operating revenue increased 112% over the same period 2007.  This growth was driven by increased volumes.

Operating expenses increased 124% from the fourth quarter 2007, primarily due to employee growth throughout 2008.  Year over year employee growth increased 134% from 2007.  We continued to increase our workforce during the fourth quarter 2008, with the number of employees growing 24% from the third quarter 2008.  Due to the increase in our workforce and the settlement of certain cargo claims during the fourth quarter 2008, our operating expenses, as a percentage of net operating revenue, increased to 71% in the current quarter from 67% in the fourth quarter 2007.  Despite this increase in operating expenses, current quarter operating income rose 88% over the same period 2007.

Our third party carrier base grew 12.7% during the current quarter, to over 17,100 carriers by quarter-end.

Cash Flow and Capitalization:

We continue to experience strong cash flows provided by operating activities, which allowed us to reduce total debt by $280 million from December 31, 2007.  We generated cash from operating activities of $161 million during the current quarter, compared with $95 million during the same period 2007.  At December 31, 2008, we had a well diversified group of twelve national and international banks participating in our two revolving credit agreements.  Our liquidity and access to credit remain good.

At December 31, 2008, we had $115 million outstanding under our main revolving line of credit, at an average interest rate of 1.95%, with $235 million remaining available.  This revolving credit agreement matures in March 2012.  Our second line of credit, the Accounts Receivable Securitization Program, had $50 million outstanding at current quarter end, with an average interest rate of 3.61%.  In July 2008, we renewed this facility for another year at similar terms and reduced the total commitment amount from $225 million to $75 million.

We are performing well within our debt covenants and financial ratios contained in our various credit agreements.

	($ in millions)
	December 31, 2008	December 31, 2007
Revolving Lines of Credit	$165	$430
Senior Notes	400	400
Term Loan	69	82
Total Outstanding Debt	$634	$913

In addition, our full year 2008 net capital expenditures approximated $211 million vs. $331 million during 2007.  At December 31, 2008, we had cash and cash equivalents of $2.4 million.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2007. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and additional information will be available to interested parties at our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31
	2008		2007
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$743,400		$793,409
Fuel surcharge revenues	136,387		151,541
Total operating revenues	879,787	100.0%	944,950	100.0%

Operating expenses
Rents and purchased transportation	370,485	42.1%	356,916	37.8%
Salaries, wages and employee benefits	207,798	23.6%	221,598	23.5%
Fuel and fuel taxes	85,980	9.8%	127,112	13.5%
Depreciation and amortization	50,354	5.7%	52,787	5.6%
Operating supplies and expenses	38,516	4.4%	40,053	4.2%
Insurance and claims	14,848	1.7%	17,909	1.9%
Operating taxes and licenses	8,004	0.9%	8,178	0.9%
General and administrative expenses, net of gains	13,036	1.5%	18,817	2.0%
Communication and utilities	4,715	0.5%	5,315	0.6%
Total operating expenses	793,736	90.2%	848,685	89.8%
Operating income	86,051	9.8%	96,265	10.2%
Net interest expense	3,394	0.4%	11,900	1.3%
Equity in (gain)/loss of associated companies	(390)	(0.0)%	145	0.0%
Earnings before income taxes	83,047	9.4%	84,220	8.9%
Income taxes	29,771	3.4%	29,897	3.2%
Net earnings	$53,276	6.1%	$54,323	5.7%
Average diluted shares outstanding	128,692		128,625
Diluted earnings per share	$0.41		$0.42

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Twelve Months Ended December 31
	2008		2007
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$3,001,531		$3,009,819
Fuel surcharge revenues	730,412		480,080
Total operating revenues	3,731,943	100.0%	3,489,899	100.0%

Operating expenses
Rents and purchased transportation	1,479,234	39.6%	1,235,390	35.4%
Salaries, wages and employee benefits	859,588	23.0%	888,594	25.5%
Fuel and fuel taxes	520,647	14.0%	463,538	13.3%
Depreciation and amortization	202,288	5.4%	205,133	5.9%
Operating supplies and expenses	158,202	4.2%	155,893	4.5%
Insurance and claims	60,772	1.6%	69,655	2.0%
Operating taxes and licenses	32,162	0.9%	33,540	1.0%
General and administrative expenses, net of gains	41,363	1.1%	48,211	1.4%
Communication and utilities	19,269	0.5%	21,156	0.6%
Total operating expenses	3,373,525	90.4%	3,121,110	89.4%
Operating income	358,418	9.6%	368,789	10.6%
Net interest expense	34,447	0.9%	42,512	1.2%
Equity in loss of associated companies	1,735	0.0%	1,230	0.0%
Earnings before income taxes	322,236	8.6%	325,047	9.3%
Income taxes	121,643	3.3%	111,913	3.2%
Net earnings	$200,593	5.4%	$213,134	6.1%
Average diluted shares outstanding	128,533		137,639
Diluted earnings per share	$1.56		$1.55

Financial Information By Segment

(in thousands)

(unaudited)

	Three Months Ended December 31
	2008		2007
		% Of		% Of
	Amount	Total	Amount	Total

Revenue
Intermodal	$487,530	55%	$482,211	51%
Dedicated	211,442	24%	238,971	25%
Truck	128,964	15%	196,747	21%
Integrated Capacity Solutions	60,044	7%	36,058	4%
Subtotal	887,980	101%	953,987	101%
Intersegment eliminations	(8,193)	(1)%	(9,037)	(1)%
Consolidated revenue	$879,787	100%	$944,950	100%

Operating income
Intermodal	$61,948	72%	$77,000	80%
Dedicated	25,130	29%	22,658	24%
Truck	(4,409)	(5)%	(5,139)	(5)%
Integrated Capacity Solutions	3,377	4%	1,797	2%
Other (1)	5	0%	(51)	(0)%
Operating income	$86,051	100%	$96,265	100%

	Twelve Months Ended December 31
	2008		2007
		% Of		% Of
	Amount	Total	Amount	Total
Revenue
Intermodal	$1,951,670	52%	$1,652,774	47%
Dedicated	926,956	25%	936,611	27%
Truck	676,431	18%	841,663	24%
Integrated Capacity Solutions	209,192	6%	91,551	3%
Subtotal	3,764,249	101%	3,522,599	101%
Intersegment eliminations	(32,306)	(1)%	(32,700)	(1)%
Consolidated revenue	$3,731,943	100%	$3,489,899	100%

Operating income
Intermodal	$253,913	71%	$238,772	65%
Dedicated	92,457	26%	93,828	25%
Truck	1,382	0%	31,912	9%
Integrated Capacity Solutions	10,686	3%	4,343	1%
Other (1)	(20)	(0)%	(66)	(0)%
Operating income	$358,418	100%	$368,789	100%

(1) Includes corporate support activity

Operating Statistics by Segment

(unaudited)

	Three Months Ended December 31
	2008	2007

Intermodal

Loads	219,637	205,998
Average length of haul	1,831	1,914
Revenue per load	$2,220	$2,341
Average tractors during the period *	2,129	1,794

Tractors (end of period)
Company-owned	2,124	1,795
Independent contractor	4	6
Total tractors	2,128	1,801

Containers (end of period)	39,161	34,019
Average effective trailing equipment usage	38,127	33,045

Dedicated

Loads	311,036	350,319
Average length of haul	227	239
Revenue per truck per week**	$3,674	$3,702
Average trucks during the period***	4,619	5,166

Trucks (end of period)
Company-owned	4,454	4,941
Independent contractor	67	100
Customer-owned (Dedicated operated)	101	92
Total trucks	4,622	5,133

Trailing equipment (end of period)	9,106	8,233
Average effective trailing equipment usage	12,535	13,461

Truck

Loads	127,630	180,759
Average length of haul	452	498
Loaded miles (000)	59,326	91,798
Total miles (000)	69,051	106,228
Average nonpaid empty miles per load	76.2	79.4
Revenue per tractor per week**	$3,125	$3,381
Average tractors during the period *	3,285	4,527

Tractors (end of period)
Company-owned	2,612	3,572
Independent contractor	841	978
Subtotal	3,453	4,550
Tractors held for sale	123	570
Total tractors	3,330	3,980

Trailers (end of period)	15,470	18,345
Trailers held for sale	2,121	2,500
Total trailers	13,349	15,845
Average effective trailing equipment usage	10,897	12,792

Integrated Capacity Solutions

Loads	43,221	25,529

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment

(unaudited)

	Twelve Months Ended December 31
	2008	2007

Intermodal

Loads	837,575	738,207
Average length of haul	1,843	1,925
Revenue per load	$2,330	$2,239
Average tractors during the period *	2,020	1,689

Tractors (end of period)
Company-owned	2,124	1,795
Independent contractor	4	6
Total tractors	2,128	1,801

Containers (end of period)	39,161	34,019
Average effective trailing equipment usage	35,678	30,069

Dedicated

Loads	1,321,473	1,398,892
Average length of haul	227	249
Revenue per truck per week**	$3,842	$3,515
Average trucks during the period***	4,716	5,224

Trucks (end of period)
Company-owned	4,454	4,941
Independent contractor	67	100
Customer-owned (Dedicated operated)	101	92
Total trucks	4,622	5,133

Trailing equipment (end of period)	9,106	8,233
Average effective trailing equipment usage	12,762	13,321

Truck

Loads	622,002	785,860
Average length of haul	465	513
Loaded miles (000)	292,430	408,486
Total miles (000)	334,931	466,293
Average nonpaid empty miles per load	68.7	73.2
Revenue per tractor per week**	$3,522	$3,394
Average tractors during the period*	3,752	4,872

Tractors (end of period)
Company-owned	2,612	3,572
Independent contractor	841	978
Subtotal	3,453	4,550
Tractors held for sale	123	570
Total tractors	3,330	3,980

Trailers (end of period)	15,470	18,345
Trailers held for sale	2,121	2,500
Total trailers	13,349	15,845
Average effective trailing equipment usage	11,758	13,074

Integrated Capacity Solutions

Loads	140,481	64,663

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$2,373	$14,957
Accounts receivable	280,614	330,202
Assets held for sale	17,843	39,747
Prepaid expenses and other	95,457	103,988
Total current assets	396,287	488,894
Property and equipment	2,169,893	2,080,893
Less accumulated depreciation	783,363	722,170
Net property and equipment	1,386,530	1,358,723
Other assets	10,636	15,129
	$1,793,453	$1,862,746

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$118,500	$234,000
Trade accounts payable	196,059	189,987
Claims accruals	18,095	19,402
Accrued payroll	33,156	34,310
Other accrued expenses	31,995	26,663
Deferred income taxes	10,083	20,070
Total current liabilities	407,888	524,432

Long-term debt	515,000	679,100
Other long-term liabilities	30,490	34,454
Deferred income taxes	311,064	281,564
Stockholders’ equity	529,011	343,197
	$1,793,453	$1,862,746

Supplemental Data
(unaudited)

	December 31, 2008	December 31, 2007

Actual shares outstanding at end of period (000)	126,062	124,572

Book value per actual share outstanding at end of period	$4.20	$2.76

	Twelve Months Ended December 31
	2008	2007

Net cash provided by operating activities (000)	$505,146	$457,805

Net capital expenditures (000)	$210,881	$330,635

Purchases of common stock (000)	$—	$603,371